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                                                                    EXHIBIT 10.2
              AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS
    THIS AGREEMENT is entered into by and between NISSAN - BMW, INC., a California corporation, dba "BAKERSFIELD NISSAN, ACURA, BMW" (hereinafter referred to as "Seller"), ELOY RENFROW (hereinafter "Renfrow"), and LITHIA MOTORS, INC. OR ITS NOMINEE (hereinafter referred to as the "Buyer' or as "Lithia").

    RECITALS:

    Seller is a California business corporation engaged in the business of selling and servicing Nissan, Acura and BMW motor vehicles and related parts and accessories from premises located at 31 01 Cattle Drive, Bakersfield, California 93313 (the "Business Real Property"), under franchises issued by Nissan Motor Corporation in USA, BMW of North America, Inc., and American Honda Motor Co. Renfrow owns all of the outstanding shares of Seller.

    Buyer wishes to purchase from Seller, and Seller is willing to sell to Buyer, all assets relating to Seller's Nissan, Acura and BMW franchises at 3101 Cattle Drive, Bakersfield, California, conditioned upon the granting to Buyer of exclusive franchises for the sale of new Nissan, Acura and BMW motor vehicles in the same geographical area as Seller's franchises.

    Buyer (or a related entity) also wishes to purchase, lease or sublease all of the real property and improvements which constitute the Business Real Property, and the purchase of Seller's business assets shall be conditioned upon the simultaneous closing of the purchase, lease or sublease of that real property by Buyer. Renfrow is the owner of the Business Real Property.

    NOW, THEREFORE, IN CONSIDERATION OF the mutual promises set forth herein, the parties agree as follows:

    1. DEFINITIONS. In this Agreement, the following words shall have the indicated meanings:

         (a) "CLOSING" shall refer to the consummation of the transaction contemplated under this Agreement in accordance with the terms hereof, and "CLOSING DATE" shall refer to the actual date of Closing. "TARGET CLOSING DATE" shall refer to September 1, 1997. "FINAL CLOSING DATE" shall refer to OCTOBER 1, 1997.

         (b) "SELLER'S BUSINESS" shall refer to any and all activities conducted by Seller in Bakersfield, California, relating to the marketing and sale of new Nissan, Acura and BMW vehicles and associated parts and accessories, and the repair and servicing of new or used Nissan, Acura and BMW vehicles.

         (c) "PURCHASED ASSETS" shall refer to those assets which are identified in Paragraph 2 as being purchased and sold by the parties hereunder.

         (d) Seller's "EQUIPMENT" shall refer to all non-inventory items of tangible personal property presently owned or used by Seller in connection with Seller's Business, including all of Seller's machinery, tools, signs, office equipment, computer equipment, computer programs, microfiches, parts lists, repair manuals, sales or service brochures, furniture and fixtures, and all of Seller's leasehold improvements to the Business Real Property, and further including all fixed assets listed on Sellers financial statements as of December 31, 1996.



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

         (e) Sellers "INTANGIBLE ASSETS" shall refer to Seller's business name ("Bakersfield Nissan, Acura and BMW), telephone and fax numbers, service customer lists, sales customer lists, vehicle sales records, vehicle service records, all rights of Seller under contracts assigned to and assumed by Buyer pursuant to this Agreement, and all other intangible rights and interests of any value relating to Seller's Business; provided, however, that Seller's "Intangible Assets" shall not include the goodwill arising out of the franchise agreements issued by the Franchisors to Renfrow, which goodwill is being separately sold by Renfrow to Buyer under this Agreement.

         (f) "BUSINESS REAL PROPERTY" shall refer to all of the real property located in Bakersfield, California which has been used in connection with Sellers business, including but not limited to the premises at 3101 Cattle Drive, Bakersfield, California, and also including the vacant parcel of approximately 2.7 acres to the rear of the dealership on the opposite side of the railroad tracks.

         (g) "FRANCHISORS" shall refer to Nissan Motor Corporation in USA, BMW of North America, Inc. and American Honda Motor Co.

         (h) "NEW VEHICLE" shall refer to a Nissan, Acura or BMW motor vehicle which: (i) is unregistered and unused, (ii) is from the 1997 or 1998 model year,
(iii) has been driven for less than 200 odometer miles, and (iv) may be represented or warranted to consumers as "new" under California law. "ROLLBACK VEHICLE" shall mean an unregistered vehicle from the 1997 or 1998 model year which has been sold to a customer by Seller but returned because of the customers inability to obtain financing for the purchase. "DEMONSTRATOR VEHICLE" shall mean an unregistered vehicle from the 1997 or 1998 model year which has been used and operated by Seller on dealer plates for sales demonstration purposes. "USED VEHICLE" shall mean any vehicle which is not a "new vehicle", a "demonstrator vehicle" or a "rollback vehicle" as defined in the three preceding sentences.

         (i) "DATE OF THIS AGREEMENT" shall refer to the first date upon which this Agreement has been signed by all of the parties.

         (j) All amounts payable by Buyer to Seller at Closing shall be paid by certified check drawn against a bank of Buyers choice having offices located in Jackson County, Oregon, or by whatever other means shall be acceptable to Seller.

    2. PURCHASED ASSETS. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the assets identified in Paragraphs 3, 4, 5, 6, 7, 8, 9, and 10 of this Agreement (the "Purchased Assets"). Excluded from this transaction are Seller's cash, accounts receivable, notes receivable, banking accounts and deposits, and all other assets not identified in Paragraphs 3, 4, 5, 6, 7, 8, 9, and 1 0 of this Agreement.

    3. INVENTORY OF NEW VEHICLES, DEMONSTRATOR VEHICLES AND ROLLBACK VEHICLES. Buyer shall purchase Seller's entire inventory of new Nissan, Acura and BMW vehicles, as that inventory exists on the Closing Date. Buyer also shall purchase Seller's entire inventory of demonstrator vehicles and rollback vehicles (up to a maximum of five rollback vehicles), as that inventory exists on the Closing Date.

         (a) PRICE OF NEW VEHICLES. The purchase price for each of Seller's new vehicles shall be equal to Seller's factory invoice cost, reduced by any factory hold-backs, factory rebates, factory incentives, carry-over model allowances, Franchisor floor plan allowances, finance cost allowances, advertising allowances, and any other items which should reasonably be deducted in order to establish Sellers actual net cost for each vehicle, and further reduced by the actual net cost for any and all



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accessories, equipment and parts which are missing from a vehicle.  Seller shall be entitled to receive directly from the Franchisors all holdbacks, rebates, incentives, allowances and other items referred to in the preceding sentence which shall have accrued prior to Closing and which reduce Buyer's purchase price for Seller's new vehicles. Seller's actual net cost for new vehicles shall include Seller's actual net cost for any and all parts and accessories reasonably installed by Seller to new vehicles in the ordinary course of business, but shall not include any other vehicle preparation charges, labor charges or other dealer charges of any kind.

         (b) DEDUCTION FOR DAMAGE TO NEW VEHICLES. Immediately prior to Closing, Buyer and Seller shall jointly inspect Seller's inventory of new vehicles. If any vehicle in Seller's inventory of new vehicles is damaged, and if the cost of repairing that damage would be more than $1,000.00, then that vehicle shall be treated as a used vehicle for purposes of Paragraph 4 and this Paragraph 3, rather than as a new vehicle. If any vehicle in Seller's inventory of new vehicles is damaged, and if the cost of repairing that damage is less than $1,000.00, then Buyer shall be obligated to purchase that vehicle as a new vehicle, and the price for that vehicle, as determined under subparagraph 3(a), shall be reduced by the actual net cost to Buyer of repairing that damage. If Buyer and Seller are unable to agree upon the actual net cost to Buyer of repairing the damage to a vehicle, then Buyer and Seller shall select an independent third party to determine that repair cost, which determination shall be binding upon both Buyer and Seller.

         (c) PAYMENT FOR NEW VEHICLES. The aggregate purchase price for all new vehicles purchased by Buyer from Seller shall be paid in full at Closing.

         (d) PURCHASE ORDERS FOR NEW VEHICLES. Immediately prior to Closing, Buyer and Seller shall jointly review Sellers outstanding purchase orders for new vehicles ordered from Seller by customers but not delivered prior to Closing. At Closing, Seller shall assign and transfer to Buyer, and Buyer shall assume from Seller, all of Seller's rights (including customer deposits) and obligations (including sales commissions) under such purchase orders; provided, however, that Buyer shall not be obligated to assume Seller's rights or obligations with respect to any new vehicle purchase order which is at a price less than factory invoice, or which provides for a trade in at a price or under terms unacceptable to Buyer.

         (e) PRICE FOR DEMONSTRATOR VEHICLES AND ROLLBACK VEHICLES. The price for each demonstrator and rollback vehicle shall be determined as provided in subparagraphs 3(a) and 3(b) and then reduced by $750 per vehicle and further reduced by 30 cents per mile for each odometer mile on that vehicle in excess of 1,000 miles]. The purchase price for demonstrator vehicles and rollback vehicles shall be paid at Closing.

         (f)  ALLOCATION TO SELLER OF PORTION OF POTENTIAL NISSAN INCENTIVE.
If for the 1997 calendar year the combined Bakersfield Nissan franchises which are operated by Seller prior to Closing and by Buyer subsequent to Closing qualify for the $150.00 per vehicle incentive which is being offered under the Nissan Wholesale Delivery Incentive Plan, then that incentive shall be allocated between Buyer and Seller as follows:

              (i) Seller shall be entitled to receive that portion of the total incentive which is determined by multiplying the total incentive by a fraction, the denominator of which is the total number of wholesale vehicles purchased by the combined franchises from Nissan during the entire 1997 calendar year, and the numerator of which is the number of wholesale vehicles purchased by Seller's franchise from Nissan in 1997 prior to Closing minus the number of those wholesale vehicles purchased by Seller's franchise from Nissan in 1997 which are purchased by



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              (ii) Buyer shall be entitled to receive that portion of the total incentive which is determined by multiplying the total incentive by a fraction, the denominator of which is the total number of wholesale vehicles purchased by the combined franchises from Nissan during the entire 1997 calendar year, and the numerator of which is the number of wholesale vehicles purchased by Buyer's franchise from Nissan in 1997 subsequent to Closing PLUS the number of wholesale vehicles purchased by Seller's franchise from Nissan in 1997 which are purchased by Buyer from Seller under this Agreement.

    4. INVENTORY OF USED VEHICLES. Buyer intends to purchase Sellers entire inventory of used vehicles, as that inventory exists at Closing. However, Buyer shall not be obligated to purchase any used vehicle for which Buyer and Seller are unable to agree upon a purchase price.

         (a)  DISCLOSURES.  Seller shall be obligated, prior to Closing, to:
(i) disclose to Buyer any and all facts concerning each used vehicle which Seller would be legally obligated to disclose to a consumer (including but not limited to known damage and usage history), and (ii) provide to Buyer legal odometer statements and free and clear title for each of the used vehicles.

         (b) PRICE FOR USED VEHICLES. Used vehicles shall be purchased on an individual basis. It is Buyer's intention to purchase all of Seller's used vehicles. However, if Buyer and Seller cannot agree on the value of one or more used vehicles, then those vehicles whose value is not agreed upon shall remain the property of the Seller, and Buyer shall not be obligated to purchase those vehicles. Buyer and Seller agree to establish the proposed purchase price for all of Seller's used vehicles at least three business days prior to the anticipated Closing Date.

         (c) PAYMENT FOR USED VEHICLES. The aggregate purchase price for Seller's inventory of used vehicles shall be paid in full at Closing.

         (d) STORAGE AND DISPOSITION OF USED VEHICLES WHICH ARE NOT PURCHASED BY BUYER. Buyer agrees to cooperate with Seller (at no cost to Buyer) in the disposition of any of Sellers used vehicles which are not purchased by Buyer. Seller shall have twenty (20) days after Closing within which to remove from the Business Real Property any of Seller's used vehicles which are not purchased by Buyer. Buyer shall store those vehicles in accordance with Buyers normal business practices. Seller shall have sole and exclusive risk and liability for any damage or loss to Seller's used vehicles while so stored on the Business Real Property after Closing, and Buyer shall have no liability or obligation of any kind by reason of any such damage or loss.

    5. INVENTORY OF NEW PARTS AND ACCESSORIES. Buyer shall purchase Seller's entire inventory of new, current (non-obsolete), undamaged Nissan, Acura and BMW vehicle parts and accessories manufactured by Franchisor and/or third party suppliers, as that inventory exists on the Closing Date. Buyer shall have no obligation to purchase from Seller any parts or accessories which are used, damaged or obsolete. For purposes of this Paragraph 5, a part or accessory shall be "obsolete" on the Closing Date if not then returnable to the supplier from which that part was originally purchased, or if not then listed in the supplier's then-current price and parts books. Prior to Closing, Seller shall maintain Seller's inventory of parts and accessories at a level consistent with good business practices and Seller's normal and regular course of business.

         (a)  PRICE FOR PARTS AND ACCESSORIES.  The purchase price for each item in Seller's inventory of new, current and undamaged parts and accessories for Nissan, Acura and BMW vehicles (whether manufactured by Franchisor or third party suppliers) shall be the net cost for that item as set forth in the then most recent price book published by the supplier of that Rem, reduced



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by any discounts (including quantity purchase or stock order discounts), rebates, incentives or allowances which should reasonably be taken into account in order to establish what Buyer's net cost for that item would be if that item was purchased by Buyer directly from that supplier at the time of Closing.

         (b) DETERMINATION OF INVENTORY OF PARTS AND ACCESSORIES. Seller's inventory of new, current and undamaged Nissan, Acura and BMW parts and accessories shall be determined immediately prior to Closing (or on whatever earlier date shall be selected by mutual agreement of the parties) by a third party inventory service selected by mutual agreement of the parties. Buyer and Seller each shall be responsible for 50% of the fees charged by the inventory service for conducting the inventory. If Closing does not take place immediately after the inventory is completed, then the aggregate purchase price for Seller's inventory of parts and accessories shall be increased by the actual purchase price of any new items acquired after the inventory and prior to Closing, and decreased by the cost of any items sold after the inventory and prior to Closing

         (c) PAYMENT FOR INVENTORY OF NEW PARTS AND Accessories The purchase price for Seller's inventory of parts and accessories shall be paid in full at Closing.

    6. EQUIPMENT. Seller agrees to sell all of the Equipment to Buyer, and Buyer agrees to purchase the Equipment from Seller. Within twenty (20) days after the date of this Agreement, Seller shall provide to Buyer a list of the Equipment, which list shall be attached hereto as Exhibit "A". Seller is retaining, and is not selling to Buyer, those personal items of Seller's Equipment which are listed on Exhibit "B" attached hereto. Seller warrants to Buyer that the items listed on Exhibit "A" constitute all of the items of tangible personal property (other than inventory, consumable supplies or those items listed on Exhibit "B") which, during the six months preceding Closing, shall have been owned or used by Seller in connection with Seller's Business. Buyer shall have the right to fully inspect the Equipment. If Buyer is dissatisfied with the kind, quality and/or value of the items listed on Exhibit "A", Buyer shall have ten (10) days after receipt of Exhibit "A" from Seller within which to notify Seller, in writing, of Buyer's determination to rescind the transaction contemplated hereunder based on that dissatisfaction.

         (a) PRICE FOR EQUIPMENT. The aggregate purchase price for all items of Seller's Equipment (including leasehold improvements) which are being purchased hereunder shall be Two Hundred Thousand and 00/100 Dollars ($200,000.00). Notwithstanding the preceding sentence, if one or more items of Equipment listed on Sellers financial statements as of April 30, 1997 are not delivered to Buyer at Closing, then the aggregate purchase price for the Equipment shall be reduced by the fair market value of those missing items. Seller agrees that Buyer shall have the right to allocate the aggregate purchase price for the Equipment among the various items of Equipment in whatever manner Buyer, in the exercise of its discretion, believes will best reflect the relative fair market values of those items.

         (b) PAYMENT FOR EQUIPMENT. The purchase price for the Equipment shall be paid as follows:

              (1) Prior to or simultaneously with the execution of this Agreement, Buyer is making an earnest money deposit to Capital City Escrow, Inc., in Sacramento, California, in the amount of $100,000.00, which earnest money deposit, together with all interest earned thereon, shall be credited at Closing against the purchase price for the Equipment.

              (2) The balance of the purchase price for the Equipment shall be paid in full at Closing.

         (c) Attached to this Agreement as Exhibit "A-Nonfunctional" is a listing of certain items of the Equipment which are nonfunctional and have been retained by Seller as a source of parts. Seller shall have no obligation to restore any of the items listed on Exhibit "A-Nonfunctional" to good operating condition prior to Closing, and Buyer agrees to accept those items in an "as is", nonfunctional state of repair.

    7. SUPPLIES. Buyer shall purchase all of the gas, oil, nuts, bolts, and other automotive supplies which are held for use in Seller's Business; provided, however, that Buyer shall not be obligated to purchase used, damaged or obsolete items or supplies. For purposes of this Paragraph 7, an item shall be "obsolete" on the Closing Date if not then returnable to the supplier from which that item was originally purchased, or if not then listed in the suppliers then current price books. Prior to Closing, Seller shall maintain Seller's inventory of supplies at a level consistent with good business practices and Sellers normal and regular course of business. The price for each item of the purchased supplies shall be Seller's actual net cost, as determined by mutual agreement of the parties, reduced by any discounts (including quantity purchase or stock order discounts), rebates, incentives or allowances which should reasonably be taken into account in order to establish what Buyer's net cost for that item would be if that item was purchased by Buyer directly from that supplier at the time of Closing. The purchase price for Seller's supplies shall be paid to Seller at Closing.

    8. CONTRACTUAL RIGHTS AND OBLIGATIONS. At Closing, Buyer shall assume all rights and obligations of Seller under those certain equipment leases and other contracts identified on Exhibit 'C" attached hereto, which Exhibit "C" shall be prepared and attached hereto within 10 days after the date of this Agreement. Buyer shall have the right to refuse to permit any one or more of Seller's leases or other contracts to be included in Exhibit "C" (and assumed by Buyer under this Agreement), and Seller shall remain solely responsible for any such obligations refused by Buyer. Notwithstanding the preceding sentence, Seller shall have the right to include on Exhibit "C" all of Seller's factory communications computer leases and all of those additional leases identified on Exhibit "C-l". Seller warrants that all of Seller's obligations under the contracts listed on Exhibit "C" shall be current at the time of Closing. Seller agrees to indemnity Buyer against all obligations under the contracts identified on Exhibit "C" which relate to periods prior to Closing. Buyer agrees to indemnity Seller against all obligations under the contracts identified on Exhibit "C" which relate to periods after Closing.

    9. REPAIR WORK IN PROGRESS. Buyer shall purchase all of Seller's vehicle repair work in progress (in-house and subcontracted), at a price equal to Seller's actual net cost (before profit and overhead) for all work completed prior to Closing. The purchase price for work in progress shall be paid at Closing.

    10.  INTANGIBLE ASSETS.  Buyer shall purchase all of Seller's Intangible
Assets.

         (a) The aggregate purchase price for Seller's Intangible Assets shall be Two Hundred Thousand and 00/100 Dollars ($200,000.00). This $200,000.00 purchase price shall be allocated among the items which constitute the Intangible Assets as determined by Buyer in the reasonable exercise of Buyer's discretion, and shall be paid by Buyer to Seller at Closing.

         (b) In order for Buyer to receive the full benefit of the intangible assets being purchased by Buyer from Seller, it will be necessary for Buyer to perform no-charge repair work and vehicle warranty work with respect to vehicles repaired or sold by Seller prior to Closing. In partial consideration of the $200,000.00 amount being paid by Buyer for the Intangible Assets, Seller agrees (subject to subparagraph (b)(1)) to reimburse Buyer for the net cost to Buyer of repair and warranty services which are not covered by factory warranty and which are performed by Buyer within six (6)



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months after Closing in order to satisfy: (i) customers who are dissatisfied with repair services provided by Seller prior to Closing, and (ii) warranty claims with respect to new or used vehicles purchased from Seller prior to Closing.

              (1) Buyer shall be obligated to provide written notification to Seller before performing any services which would give rise to Seller's reimbursement obligation under this subparagraph 10(b). In each individual case, Seller shall have no obligation to reimburse Buyer under the second sentence of this subparagraph 10(b) for the cost of repair and warranty services unless: (i) Buyer either consents in writing to those services (which consent shall not be withheld unreasonably) or fails to reasonably object in writing to those services within three (3) business days after receiving the written notification referred to in the first sentence of this subparagraph 10(b)(1).

              (2) In each individual case, Buyer agrees to exhaust reasonable efforts to obtain reimbursement from the manufacturer for warranty services before submitting a notice to Seller pursuant to subparagraph 10(b)(1).

              (3) Seller agrees to reimburse Buyer pursuant to the preceding sentence on a monthly basis, with payment to be made within ten (10) days after Buyer submits a billing for the cost of repair and warranty services performed during the preceding calendar month.

    11. PURCHASE AND SALE OF GOODWILL. Renfrow is the owner of the Nissan, Acura and BMW franchises issued by Franchisors with respect to Seller's Business. All goodwill relating to the existing franchises is the property of Renfrow. Buyer agrees to purchase from Renfrow all goodwill associated with the Nissan, Acura and BMW franchises issued by Franchisors with respect to Seller's Business for the aggregate purchase price of Three Million Two Hundred Thousand and 00/100 Dollars ($3,200,000.00).

         (a) Two Million and 00/100 Dollars ($2,000,000.00) of the purchase price for the franchise goodwill shall be paid to Renfrow at Closing.

         (b) Renfrow shall have the option (which option shall be exercised by Renfrow in writing not less than ten (10) business days prior to Closing) to receive the $1,200,000.00 balance of the purchase price for the Intangible Assets in accordance with either of the following two alternatives:

              Option #1: Delivery to Renfrow at Closing of a promissory note issued by Buyer in the amount of One Million Two Hundred Thousand Dollars ($1,200,000.00), which promissory note (the "Promissory Note") shall incorporate the following terms:

                   (A) Interest shall accrue on the outstanding balance of the Promissory Note at the rate of eight and one-half percent (8.5%) per annum beginning on the date of Closing. The interest which accrues on the unpaid principal balance during the first year following the date of Closing ($102,000.00 if there are no prepayments) shall be added to the principal balance outstanding as of the first anniversary after Closing, and that adjusted principal balance ($1,302,000.00 if there are no prepayments) shall thereafter be amortized (with interest at the rate of 8.5% per annum) in equal monthly installments over a 60 month period, with the first monthly installment being due and payable thirteen months after the date of Closing, and with subsequent monthly installments being due and payable at regular monthly intervals thereafter on the same day of each month until payment in full.

                   (B) Print to prepay all or any portion of the unpaid balance of the



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Promissory Note, without penalty or premium.  Any prepayment shall be applied against the last maturing installments of principal then due (with the principal balance being reduced accordingly), and shall not excuse Buyer from making the regular installment payments subsequently due until the principal balance has been paid in full.

                   (C) If Buyer fails to pay any amount of principal or interest due under the Promissory Note within ten (1 0) days after the date when due, and if Renfrow notifies Buyer in writing of that default and Buyer fails to cure that default within ten (10) days after receipt of that written notice from Renfrow, then Renfrow shall have the right, at any time prior to the moment when Buyer cures that default, to declare (and thereby cause) the entire unpaid balance of the Promissory Note to be immediately due and payable.

                   (D)  The Promissory Note shall be unsecured.

              Option #2:     Delivery to Renfrow at Closing of shares of
Class A Common Stock issued by Lithia. The number of shares ("Lithia Shares") to be issued to Renfrow pursuant to the preceding sentence will be determined by dividing One Million Two Hundred Thousand Dollars ($1,200,000.00) by the average closing price of Lithia's Class A Common Stock as quoted in the Wall Street Journal for the ten (10) business days prior to Closing. No fractional shares will be issued and should Renfrow be entitled to a fractional share, the value of that fractional share shall be paid in cash. The Lithia shares so issued to Renfrow shall be issued without registration under the Securities Act of 1933 or any state securities laws, under applicable exemptions from registration.

    12. LIMITATION ON LIABILITIES ASSUMED. Except as provided in subparagraph 3(d), Paragraph 8 and Paragraph 9, Buyer shall not, by reason of this Agreement or Buyer's purchase of the Purchased Assets, take responsibility for any liabilities, debts or obligations of Seller (including Seller's trade payables, account payables, obligations to employees, or tax liabilities).

    13. WARRANTIES OF SELLER. Seller makes the following warranties to Buyer, with the intent that Buyer rely thereon:

         (a) CORPORATE ORGANIZATION. Seller is a corporation organized, validly existing, and in good standing under the laws of the State of California. Seller is qualified to do business in the State of California, and has full power and authority to own, use, and sell its assets.

         (b) CORPORATE AUTHORITY. Seller's board of directors and shareholders have authorized the execution and delivery of this Agreement to Buyer and the carrying out of its provisions. This Agreement will not violate any judicial, governmental or administrative decree, order, writ, injunction, or judgment, and will not conflict with or constitute a default under Seller's bylaws, or any contract, agreement, or other instrument to which Seller is a party or by which it may be bound.

         (c) EMPLOYEE ISSUES. No employees of Seller are members of any union. Within 10 days after the date of this Agreement, Seller shall provide to Buyer the following: (i) a census of Seller's employees, (ii) a written disclosure of all benefits made available to Seller's employees (including qualified and non-qualified retirement plans), and (iii) access to all personnel files for seller's employees. All employee benefit plans maintained by Seller for its employees shall be fully funded prior to Closing. Seller shall pay all wages, commissions, accrued vacation pay and other accrued compensation earned by Seller's employees prior to Closing (together with all accrued FICP and withholding taxes). Seller shall terminate the employment of all of the employees of Sellers Business, with the termination to be effective as of the close of business on the Closing Date. At Buyer's sole discretion, Buyer may (but shall not be obligated to) hire any of the terminated employees of Seller's Business (the 'Terminated Employees"). Seller will not, for a period of two years following Closing, employ or offer employment to any Terminated
Employee unless: (1) Buyer shall fail to offer employment to that Terminated Employee, or (2) that Terminated Employee is initially employed by Buyer, but that employment is subsequently terminated and either: (i) Buyer consents in writing to Seller's employment of that Terminated Employee, or (ii) a period of 6 months elapses between the date of termination of Buyer's employment of that Terminated Employee and the first date of Seller's reemployment of that Terminated Employee.

         (e) UNDISCLOSED LIABILITIES AND CONTRACTUAL COMMITMENTS. Except as otherwise disclosed in this Agreement (or in an attached Exhibit), the following statements are true as of the date of this Agreement and shall be true at
Closing: (i) Seller does not have any liabilities which might have a material impact on Buyer's use of the Purchased Assets, (ii) Seller is not a party to any contracts or commitments which might have a material impact on Buyer's use of the Purchased Assets, (iii) no law suit or action, administrative proceeding, arbitration proceeding, governmental investigation, or other legal or equitable proceeding of any kind is pending or threatened against Seller which might adversely affect the value of the Purchased Assets and (iv) Seller has all licenses, permits and authorizations required by any federal, state or local governmental or regulatory agency in order to operate Seller's Business, and knows of no reason why any such license or permit might be subject to revocation. if any claim is asserted against Buyer after Closing with respect to any obligation of Seller which Seller has failed to disclose to Buyer in writing, or which Seller has disclosed but failed to pay, then Buyer shall give prompt written notice of that claim to Seller. Seller shall indemnity Buyer with respect to all such obligations.

         (f) CONDITION OF EQUIPMENT. Each item of the Equipment shall be in good operating condition at Closing. Seller will continue to perform routine maintenance and repairs with respect to the Equipment prior to Closing. Buyer shall have two business days after Closing within which to advise Seller in writing if any item of Equipment is not in good operating condition at Closing, and Seller shall thereupon be obligated to repair or replace that item (or reimburse Buyer for doing so). Any items of Equipment which are in good operating condition at Closing shall be accepted by Buyer "as is" and without any additional warranty.

         (g) GOOD TITLE. Seller has, and shall transfer to Buyer at Closing, good and marketable title to all of the Purchased Assets, free and clear of all security interests, liens, equitable interests, leases, assessments, restrictions, reservations, or other burdens of any kind. All current and accrued taxes which may become a lien against any of the Purchased Assets prior to Closing shall have been paid by Seller prior to Closing (including property taxes, sales taxes accrued with respect to any transaction other than the transaction contemplated under this Agreement, and excise taxes).

         (h) NO TOXIC MATERIALS DISCHARGED. Except as disclosed by Seller on Exhibit, D" attached hereto, Seller and Renfrow warrant that (i) no activity in connection with Seller's Business prior to Closing shall have produced any toxic materials, the presence or use of which upon the Business Real Property would violate any federal, state, local or other governmental law, regulation or order or would require reporting to any governmental authority and (ii) there are no in-ground hoists, underground gas tanks, underground fuel tanks, or underground waste oil tanks located on the Business Real Property, and (iii) the Business Property is otherwise free and clear of any toxic materials. For purposes of this subparagraph (h), the phrase "toxic materials" shall include but not be limited to any and all substances deemed to be pollutants, toxic materials or hazardous materials under any state or federal law. Seller has furnished to Buyer, prior to the date of this Agreement, copies of all environmental reports and certificates of compliance relating to Seller's Business and the Business
Real Property. Upon the execution of this Agreement, Seller shall, at Seller's sole expense, engage an appropriate environmental firm which is acceptable to Buyer to conduct an investigation and produce a Phase One Environmental Report regarding the Business Real Property. If the Level 1 environmental assessment discloses that the Business Real Property is, or is likely to be, materially contaminated by the presence of toxic materials, and if Buyer provides Seller with a written demand to remediate, cleanup, detoxify and decontaminate any and all such contamination as a condition of Closing, and if the cost of remediation would not exceed $100,000.00, then Seller shall be obligated (at Seller's sole expense) either to: (i) complete such remediation, cleanup, detoxification and/or decontamination prior to, and as a condition of, Closing, or (ii) place sufficient funds into escrow at Closing to cover the expense of the required remedy. If the Level 1 environmental assessment discloses that the Business Real Property is, or is likely to be, materially contaminated by the presence of toxic materials, and if Buyer provides Seller with a written demand to remediate, cleanup, detoxify and decontaminate any and all such contamination as a condition of Closing, and if the cost of remediation would exceed $100,000.00, then Seller shall have the option either to take one of the two actions identified in claues (i) and (ii) of the preceding sentence or promptly notify Buyer in writing of Seller's intention not to take either of those actions; if Seller notifies Buyer in writing of Seller's intention not to take either of the actions identified in clauses (i) and (ii) of the preceding sentence, then
Buyer shall be entitled to treat that event as a failure of a condition precedent for purposes of Paragraph 16 of this Agreement.

         (i) FRANCHISORS' CONSENT. Seller shall take all actions which are reasonably necessary on Seller's part to obtain the consent of the Franchisors to the issuance to Buyer of exclusive franchises for the sale of new Nissan, Acura and BMW vehicles in the same geographical area as Seller's current franchises in Bakersfield, California.

         (j) EVALUATION OF RISKS IN RECEIVING LITHIA SHARES. Seller and Renfrow each are capable of evaluating the merits and risks of an investment in the Lithia Shares. By reason of their respective business or financial experience, and/or the business or financial experience of their respective professional advisors who are not affiliated (either directly or indirectly) with Lithia or any affiliate or selling agent of Lithia, Seller and Renfrow have the capacity to protect their interests in connection with an investment in the Lithia Shares. Seller and Renfrow each have met (either directly or through their respective professional advisors) with a representative of Lithia and have had the opportunity to ask questions of, and receive answers from, Lithia concerning Lithia and the Lithia Shares and the terms and conditions of this transaction, and also have had the opportunity to obtain any information requested by them (or their respective professional advisors). Any questions raised concerning the transaction have been answered to their satisfaction.

         (k) LIMITATIONS ON TRANSFER OF LITHIA SHARES. The Lithia Shares to be transferred to Seller and/or Renfrow pursuant to this Agreement will be held as an investment and not with a view to distribution. Further, any public offering of the Lithia Shares by Seller or its transferee pursuant to an S-3 Registration Statement or Rule 144 of the Securities Act of 1933 shall be limited to 20,000 shares per calendar quarter during 1998.

         (l) LACK OF REGISTRATION OF LITHIA SHARES. Seller and Renfrow each understand that: (i) the Lithia Shares have not been registered under the Securities Act of 1933 in reliance upon an exemption from registration, (ii) the Lithia Shares must be held indefinitely, unless the Lithia Shares subsequently are registered under the Securities Act of 1933, or unless an exemption from registration is otherwise available, (iii) the Lithia Shares may not be offered, sold, transferred, pledged, or otherwise disposed of in the absence of either an effective registration statement under the Securities Act of 1933 and applicable state securities laws or an opinion of counsel acceptable to the Lithia that such registration is not required, and (iv) the certificate representing the Lithia shares will be imprinted with the following legend:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. NO OFFER, SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THE SHARES MAY BE EFFECTED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

         (m) INFORMATION HAS BEEN PROVIDED CONCERNING LITHIA SHARES. Seller and Renfrow each have received a copy of Lithia's Prospectus dated December 18, 1996, its Form 10-K for the year-end December 31, 1996, the Form 10-Q for the quarter ended March 31, 1997, and the Information Statement for the Buyer's Annual Meeting of Shareholders held May 15, 1997, and has had the opportunity to review and discuss those filings with their respective professional advisors.

         (n) INDEMNIFICATION FOR BREACH OF WARRANTIES. Seller (and Renfrow, in the case of the warranty made in subparagraph 13(h)) shall indemnity Buyer against all losses, damages and costs (including attorney fees and court costs) relating to any warranty made by Seller (and Renfrow, in the case of the warranty made in subparagraph 13(h)) in this Agreement which is false, misleading, incomplete or inaccurate (either on the date of this Agreement or at the time of Closing). If at any time prior to Closing Seller determines that any warranty made by Seller in this Agreement is incorrect, incomplete or misleading, then Seller shall advise Buyer of that fact and shall provide to Buyer in writing whatever other information shall be necessary to cause that warranty to be correct, complete and not misleading.

    14. CONDUCT OF BUSINESS PENDING CLOSING. Seller warrants that during the period beginning on the date of this Agreement and ending at Closing: (i) Seller shall continue to operate Seller's Business in the usual and ordinary course, and in substantial conformity with all applicable laws, ordinances, regulations, rules or orders; (ii) Seller shall not allow any liens to be placed against any of the Purchased Assets unless those liens are discharged prior to Closing; (iii) Seller shall not take any action which may cause a material adverse change in the operations of Seller's Business; (iv) Seller shall not conduct any sale which shall use the words or phrases "Going Out of Business Sale" or "Change of Ownership Sale" or other words or phrases having similar meanings; (v) Seller shall use its best efforts to preserve the value of the Nissan, Acura and BMW franchises in Bakersfield, California.

    15. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby makes the following representations and warranties to Seller and Renfrow, with the intent that Seller and Renfrow rely thereon:

         (a) ORGANIZATION. Lithia Motors, Inc. is a corporation organized, validly existing and in good standing under the laws of the State of Oregon, and is entitled to own property and to carry on its business.

         (b) AUTHORITY. This Agreement must be authorized by the board of directors of Lithia Motors, Inc. within 10 days after the date of this Agreement. This Agreement will not violate the provision of any judicial, governmental or administrative decree, order, writ, injunction, or judgment, or conflict with or constitute a default under, the Article or bylaws of Lithia Motors, Inc., or any contract, agreement, or other instrument to which Lithia Motors, Inc. is a party.

         (c) S-3 REGISTRATION. As soon as practicable after Lithia is eligible to effect an S-3 Registration, and in no event later than January 30, 1998, Lithia shall file an S-3 Registration with the Securities and Exchange Commission ("SEC"). The obligation of Lithia to include in the S-3 Registration the Lithia Shares held by Seller or Renfrow (hereinafter collectively referred to as the "Selling Shareholders") shall be conditioned upon the Selling Shareholders providing such information regarding the Selling Shareholders, the Lithia Shares held by the Selling Shareholders, and the intended method of distribution as shall be requested by Lithia and required for the Registration.

              (1) The plan of distribution of the Lithia Shares by the Selling Shareholders, which shall be stated in the S-3 Registration, shall be substantially as follows (except as may be otherwise required by the SEC or state securities law regulators):

         "The Lithia Shares may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on stock exchanges (including the Nasdaq National Market) or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Lithia Shares may be sold by one or more of the following methods: (i) block trades in which the broker or dealer so engaged will attempt to sell the Lithia Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal, in a market maker capacity or otherwise, and resale by such broker or dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers.
         In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. The Selling Shareholders, such brokers or dealers, and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act") in connection with such sales.

         In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus"

         (2) In connection with the filing of an S-3 Registration Statement, Lithia will as expeditiously as possible:

              (i) Use its best efforts to cause the S-3 Registration to be declared effective by the SEC.

              (ii) Subject to paragraph (v) below, prepare and file with the SEC such amendments and post-effective amendments to any S-3 Registration , and such supplements to the Prospectus, as may be necessary to keep the S-3 Registration continuously effective until all Lithia Shares included in the Registration Statement shall have been sold or until twelve (1 2) months after Closing (at which time sales pursuant to Rule 144 of the Act may be effected).

              (iii) Promptly notify the Selling Shareholders (and, if requested by any Selling Shareholder, confirm such advice in writing) of: ((l)) the date when the S-3 Registration or any post-effective amendment thereto becomes effective, ((2)) the issuance by the SEC of any stop order suspending the effectiveness of the S-3 Registration, ((3)) the initiation of any proceedings which might lead to the issuance by the SEC of any stop order suspending the effectiveness of the S-3 Registration, ((4)) the receipt by Lithia of any notification relating to the suspension of the qualification of the Lithia Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and ((5)) the existence of any fact which causes the Prospectus or any document incorporated therein by reference to contain an untrue statement of a material fact or to omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Each Selling Shareholder agrees that, upon receipt of any notice from Lithia of the happening of any event of the kind described in clause ((2)) or clause ((5)) of the preceding sentence, that Selling Shareholder will forthwith discontinue disposition of Lithia Shares until that Selling Shareholder's receipt of the copies of the supplemented or amended prospectus contemplated by subparagraph (iv).

              (iv) Subject to subparagraph (v) below, prepare a supplement or post-effective amendment to the S-3 Registration or the related Prospectus or any document incorporated therein by reference, or file any other required document, so that the Prospectus, as thereafter delivered to the purchasers of the Lithia Shares, will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

              (v) At any time when the S-3 Registration is effective, give written notice to Selling Shareholders that a "Blackout Period" has commenced.

                   ((1)) Upon receipt of notice that a "Blackout Period" has commenced, the Selling Shareholders shall suspend sales of Lithia Shares pursuant to the S-3 Registration until Lithia gives notice of the termination of the Blackout Period. During a Blackout Period, Lithia's obligations under subparagraph 2(ii) and 2(iv) shall also be suspended.

                   ((2)) Blackout Period" shall mean a period: ((a)) commencing upon notice by Lithia to the Selling Shareholders of Lithia's good faith determination that sales of Lithia Shares pursuant to a Registration Statement would require the disclosure of material nonpublic information at a time when such disclosure would be disadvantageous to Lithia or otherwise inconsistent with Lithia's normal timing for disclosures, and ((b)) ending on the earliest of: ((i)) the date upon which such material non-public information is disclosed to the public or ceases to be material, ((ii)) sixty (60) days after the date when Lithia first gives notice to Selling Shareholders of that Blackout Period, or ((iii)) the date on which Lithia gives notice to the Selling Shareholders that the Blackout Period is terminated. Blackout Periods shall not exceed a total of ninety (90) days in any calendar year.

              (vi) Make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the S-3 Registration.

              (vii) Deliver to each of the Selling Shareholders, without charge, as many copies of the Prospectus and any amendment or supplement thereto as the Selling Shareholders may reasonably request.

              (viii) Cause all Lithia Shares covered by the S-3 Registration to be listed for trading on the Nasdaq National Market System.

              (ix) Pay all expenses of Lithia in connection with the registration of the Lithia Shares.

              (x) Upon being notified by a Selling Shareholder that any material arrangement has been entered into with a broker or dealer for the sale of Lithia Shares, which arrangement requires a supplement to the Prospectus, to promptly file a supplemented Prospectus pursuant to Rule 424 of the Act setting forth such additional information as is required under the Act and the rules and regulations of the SEC.

         (d) INDEMNIFICATION FOR BREACH OF WARRANTIES. Buyer shall indemnity Seller and Renfrow against all losses, damages and costs (including attorney fees and court costs) relating to any warranty made by Buyer in this Agreement which is false, misleading, incomplete or inaccurate (either on the date of this Agreement or at the time of Closing). If at any time prior to Closing Buyer determines that any warranty made by Buyer in this Agreement is incorrect, incomplete or misleading, then Buyer shall advise Seller of that fact and shall provide to Seller in writing whatever other information shall be necessary to cause that warranty to be correct, complete and not misleading.

    16. ADDITIONAL CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligation of Buyer to close this transaction is subject to each of the following conditions being true as of the date of Closing (each of which is for the benefit of Buyer and may be waived by Buyer), and Buyer shall have the right to rescind this Agreement if any of the following conditions is not satisfied in accordance with its terms:

         (a) Buyer shall have obtained from Franchisors, prior to the Final Closing Date, exclusive franchises to sell new Nissan and BMW vehicles in the same geographical area as Seller's current franchises in Bakersfield, California (as evidenced by the issuance to Buyer by Franchisors of appropriate Dealership Sales and Service Agreements, and the approval of Buyer as the publicly owned Dealer-Operator of the franchises), and Buyer agrees to use its best reasonable efforts to obtain those franchises. Buyer specifically agrees to prepare and submit its applications for franchise approvals as soon as reasonably possible after execution of this Agreement. Although Buyer, with Seller's full cooperation, will attempt to obtain an exclusive franchise to sell new Acura vehicles in Bakersfield, California, the issuance of that franchise to Buyer shall not be a condition precedent to the closing of this transaction. If Buyer is unable, prior to Closing, to obtain an exclusive franchise to sell new Acura vehicles in Bakersfield, California, then Seller agrees to cooperate fully with Buyer in the disposition of all assets related to Seller's Acura franchise.

         (b) Buyer shall be reasonably satisfied with any facility improvement requirements which are imposed by Franchisors.

         (c) Buyer shall have been permitted to fully inspect the Business Real Property. Buyer shall be reasonably satisfied with the physical condition of the Business Real Property, and with all other aspects of the Business Real Property (and Buyer agrees that if Buyer is not reasonably satisfied with any aspect of the Business Real Property, then Buyer shall notify Seller in writing of that dissatisfaction within 30 days after Buyer completes is inspection of the Business Real Property). All leases and subleases which are necessary for the beneficial use by Buyer of the Business Real Property shall be closed concurrently with this transaction under terms and conditions which are acceptable to Buyer.

         (d) All of Sellers agreements and warranties set forth in this Agreement shall be true, correct, complete and not misleading at Closing; provided that Buyers decision to close this transaction shall not release Seller from liability to Buyer for any warranty which is subsequently determined to be incorrect, incomplete or misleading.

         (e) Buyer shall be reasonably satisfied with the kind, quality and/or value of the items listed on Exhibit "A", and does not notify Seller to the contrary pursuant to Paragraph 6.

         (f) This Agreement shall have been authorized by the board of directors of Lithia Motors, Inc. within 10 days after the date of this Agreement.

         (g) If the Business Real Property is contaminated by hazardous materials and the cost of remediation would exceed $100,000.00, then Seller must either remediate that contamination prior to Closing or deposit sufficient funds in escrow to cover the cost of that remediation, in accordance with the provisions of subparagraph 13(h).

    17. CLOSING. The parties shall make all reasonable effort to close the purchase and sale under this Agreement at or before 5:00 p.m., Pacific Standard Time, on or before the Final Closing Date, at the offices of Capital City Escrow, Inc. in Sacramento, California, or at such other location as shall be selected by mutual agreement of the parties.

         (a)  The parties agree to establish a closing escrow account at
Capital City Escrow, Inc. in Sacramento, California, (the "Closing Escrow Agent"). Buyer and Seller each shall pay one-half (1/2) of the closing escrow fees. Buyer and Seller agree to execute whatever reasonable escrow instructions may be required by Closing Escrow Agent in connection with this transaction. In the event of any conflict between those escrow instructions and this Agreement, the terms of this Agreement shall prevail. Upon the execution of this Agreement, Buyer shall deliver to Closing Escrow Agent the sum of $100,000.00 (the deposit), which amount shall immediately be placed into an interest bearing account. The deposit plus interest shall be credited to Buyer and shall be applied against the purchase price for the Equipment at Closing as provided in Paragraph 6, or if the Closing fails to occur, then the deposit shall be disbursed as set forth hereinafter.

         (b) In all events, the Closing of the transaction contemplated under this Agreement shall occur (if at all) on or before the Final Closing Date.

         (c) If this transaction closes as provided herein, then actual possession and all risk of loss, damage or destruction with respect to the Purchased Assets, shall be deemed to have been delivered to Buyer at 11:59 p.m., Pacific Time, on the Closing Date.

         (d) At Closing, and coincidentally with the performance of the obligations to be performed by Buyer at Closing, Seller shall deliver to Buyer the following: (i) all bills of sale, assignments and other instruments of transfer, in form and substance, reasonably satisfactory to Buyer, which shall be necessary to convey the Purchased Assets to Buyer; and (ii) all other documents required under this Agreement.

         (e) At Closing, and coincidentally with the performance of all obligations required of Seller at Closing, Buyer shall deliver to Seller the following: (i) payment for the Purchased Assets; and (ii) all other payments and documents required under this Agreement. Buyer shall be responsible for all sales taxes payable in connection with the transaction.

         (f) If Closing does not take place on or before the Final Closing Date because there has been a failure of any condition precedent set forth in Paragraph 16, then: (i) all rights and obligations of both parties under this Agreement shall terminate, (ii) Buyer shall be entitled to a refund of the entire $100,000.00 earnest money deposit (and interest earned thereon) referred to in subparagraph 6(b), and (iii) this, Agreement and all predecessor agreements shall thereafter be void and of no effect.

         (g)  if Closing does not take place on or before the Final Closing
Date because of Buyer's material breach of this Agreement, then the $100,000.00 earnest money deposit delivered by Buyer to the Closing Escrow Agent (together with all interest earned thereon while held by the Closing Escrow Agent) shall be forfeited to Seller as Seller's sole and exclusive remedy for Buyer's breach, and Seller shall have no other rights or remedies against Buyer by reason of that breach. THIS SUM REPRESENTS A REASONABLE ESTIMATE BY BUYER AND SELLER OF SELLER'S DAMAGES IN THE EVENT OF SUCH A DEFAULT, IT BEING EXTREMELY DIFFICULT TO ASCERTAIN SELLER'S PRECISE DAMAGES. If Closing does not take place on or before the Final Closing Date because of Seller's material breach of this Agreement, then Buyer shall be entitled to: (i) a refund of the entire $100,000.00 earnest money deposit previously delivered by Buyer to the Closing Escrow Agent (together with all interest earned thereon while held by the Closing Escrow Agent), (ii) any and all other rights and remedies for that breach which are specified in this Agreement or which may be provided by law or in equity.

         (h) Both parties agree to make a good faith effort to execute and deliver all documents and complete all actions necessary to consummate this transaction.

         (i) At Closing, Seller agrees to execute an Asset Acquisition Statement (IRS Form 8594) prepared by Buyer which reflects the allocation of the total purchase price among the Purchased Assets in the manner determined in accordance with this Agreement.

    18. SELLER'S ACCOUNTS RECEIVABLE. For a period of six months after Closing, Buyer shall, on Seller's behalf, and at no charge to Seller, accept any payment with respect to Sellers customer receivables and other receivables arising out of the operation of Seller's Business prior to Closing. All collected receivables from vehicle sales shall be delivered to Seller within ten
(10) days after collection, and all other collected receivables shall be delivered to Seller on a monthly basis. Buyer shall have no obligation to undertake collection efforts with respect to Seller's receivables, and Buyers only obligation shall be to account for and pay over Seller's receivables which are actually received by Buyer.

    19. SURVIVAL OF REPRESENTATIONS. All representations, warranties, indemnification obligations and covenants made in this Agreement shall survive the Closing, and shall remain in effect until the expiration of the latest period allowable in any applicable statute of limitations.

    20. ASSIGNMENT BY BUYER. Lithia Motors, Inc. shall have the right to assign all rights and obligations of Lithia Motors, Inc. as "Buyer" under this Agreement to any subsidiary of Lithia Motors, Inc. In the event of any such assignment, the assignee shall assume all rights and obligations of the Buyer under this Agreement, and Lithia Motors, Inc. shall remain jointly liable for all obligations of the Buyer.

    21. LEASE AND/OR PURCHASE OF BUSINESS REAL PROPERTY. As a condition to the Closing of the transaction contemplated under this Agreement, Buyer (or a related entity) is leasing the Business Real Property under the following general terms and conditions, and Buyers obligation to close the transaction contemplated under this Agreement shall be subject to the condition that Buyer is, within 45 days after the date of execution of this Agreement, able to enter into an agreement with the owner of the Business Real Property which allows Buyer to lease the Business Real Property under the following general terms and under such additional terms as are reasonably satisfactory to Buyer:

         (a) Fifteen year initial lease term, with Buyer having five subsequent 5 year options to renew (for a total potential lease term of 40 years).

         (b) Lease amount for first five years of $36,500.00 on a triple net basis. Increase in basic lease amount for second five years based on changes in CPI for Los Angeles/Long Beach area during first five years, with the maximum increase being 10%. Similar CPI adjustment (limited to 10% over five years) for each successive five year option period (with the maximum increase for each five year period being 10%).

         (c) At any time during initial five (5) years of the lease term, Buyer will have right to exercise an option to purchase the Business Real Property for $4,800,000.00. If Buyer exercises option, parties obligated to close transaction no earlier than six months and no later than nine months after date of notice of exercise of option. Full purchase price for property shall be payable at closing of purchase. Seller must convey the Business Real Property free of all liens and encumbrances. If Buyer exercises its purchase option, then Buyer will cooperate with Seller (at no cost to Buyer) in enabling Seller to complete a tax-free exchange of the Business Real Property under IRC Section 1031.

         (d) During the initial fifteen year lease term, Buyer agrees to maintain either Nissan and BMW franchises, or one or more other new car franchises, on the Business Real Property.

         (e) Buyer will agree to indemnity and hold harmless Seller with respect to environmental contamination occurring with respect to the Business Real Property during the lease term.

    22. BOOKS AND RECORDS. For a period of three (3) years after Closing, Seller shall maintain Seller's financial records, and Buyer and its agents shall have full reasonable access to Seller's financial statements and general ledger relating to periods prior to Closing, and may make copies thereof.

    23. BULK TRANSFERS. It is the intention of the parties that this transaction comply with Division Six of the California Uniform Commercial Code, more commonly known as Uniform Commercial Code - Bulk Transfers, and Seller shall take all actions necessary to comply therewith.

    24. BROKERS COMMISSIONS. Seller shall be responsible for all commissions payable to National Business Brokers in connection with the transaction contemplated under this Agreement.

    25.  MISCELLANEOUS.

         (a) There are no oral agreements or representations between the parties which affect this transaction, and this Agreement supersedes all previous negotiations, warranties, representations and understandings between the parties. True copies of all documents referenced in this Agreement are attached hereto. If any provision of this Agreement shall be determined to be void by any court of competent jurisdiction, then that determination shall not affect any other provision of this Agreement, and all other provisions shall remain in full force and effect. If any provision of this Agreement is capable of two constructions, only one of which would render the provision valid, then the provision shall have the meaning which renders it valid. The paragraph headings in this Agreement are for convenience purposes only, and do not in any way define or construe the contents of this Agreement.

         (b) This Agreement shall be governed and performed in accordance with the laws of the state of California. Each of the parties hereby irrevocably submits to the jurisdiction of the courts of Kern County, California, and agrees that any legal proceedings with respect to this Agreement shall be filed and heard in the appropriate court in Kern County, California.

         (c) This Agreement may be executed in multiple counterparts, each of which shall be an original, and all of which shall constitute a single instrument, when signed by both of the parties. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the respective parties.

         (d) Waiver by either party of strict performance of any provision of this Agreement shall not be a waiver of, and shall not prejudice the party's right to subsequently require strict performance of, the same provision or any other provision. The consent or approval of either party to any act by the other party of a nature requiring consent or approval shall not render unnecessary the consent to or approval of any subsequent similar act.

         (e) All notices provided for herein shall be in wilting and shall be deemed to be duly given when mailed by United States certified mail, postage prepaid, to the last-known address of the party entitled to receive the notice, or when personally delivered to that party.

         (f)  Time is of the essence to this Agreement.

         (g) Should any party hereto institute any action or proceedings to enforce or interpret any provision hereof, or for damages by reason of any alleged breach of any provision of this Agreement, the prevailing party shall be entitled to recover from the losing party or parties such amount as the court may adjudge to be reasonable attorney's fees for services rendered to the prevailing party in such action or proceeding. The term "prevailing party" as used in this section shall include, without limitation, any party who is made a defendant in litigation in which damages and/or other relief may be sought against such party and a final judgment or dismissal or decree is entered in such litigation in favor of such party defendant.

         (h) This Agreement may be executed by the parties using facsimile copies, and facsimile signatures of the parties shall be binding.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

SELLER    NISSAN - BMW, INC., a California corporation


By/s/ELOY RENFROW                              JUNE 26, 1997
  ---------------------------------------      ---------------------------------
       Eloy Renfrow, President                 Dated


ELOY RENFROW:


/s/ELOY RENFROW                                JUNE 26, 1997
-----------------------------------------      ---------------------------------
Eloy Renfrow                                   Dated


BUYER:    LITHIA MOTORS, INC. (OR NOMINEE)

By/s/BRYAN B. DEBOER                           JUN 26, 1997
-----------------------------------------      ---------------------------------
       Bryan B. DeBoer, Authorized Agent       Dated

      EXHIBIT "A" TO AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS


                 Between NISSAN - BMW, INC., as "Seller", and
                  LITHIA MOTORS, INC. (OR NOMINEE), as Buyer

        LIST OF EQUIPMENT, FURNITURE AND FIXTURES BEING SOLD BY SELLER


                      [See ____ pages attached hereto.]



      EXHIBIT "B" TO AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS


                 Between NISSAN - BMW, INC., as "Seller", and
                  LITHIA MOTORS, INC. (OR NOMINEE), as Buyer

      LIST OF EQUIPMENT, FURNITURE AND FIXTURES BEING RETAINED BY SELLER


                      [See ____ pages attached hereto.]



      EXHIBIT "C" TO AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS


                 Between NISSAN - BMW, INC., as "Seller", and
                  LITHIA MOTORS, INC. (OR NOMINEE), as Buyer

                LISTING OF LEASES AND AGREEMENTS BEING ASSUMED


                      [See ____ pages attached hereto.]



      EXHIBIT "D" TO AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS


                 Between NISSAN - BMW, INC., as "Seller", and
                  LITHIA MOTORS, INC. (OR NOMINEE), as Buyer

                        DISCLOSURE OF TOXIC MATERIALS


                      [See ____ pages attached hereto.]



                                      20